LICENSE AMENDMENT AGREEMENT

This License Amendment Agreement (this "Agreement"), effective as of the 31st day of December, 2006 (the "Effective Date"), is made

BETWEEN:

Angiometrx, Inc.
13700 Mayfield Place, Suite 2135
Richmond, British Columbia V6V 2E4
Canada
("Angiometrx")

AND:

Innovation Associates Catheter Company, LLC
3409 167th Avenue SE
Bellevue, Washington 98008
United States of America
("IA")

WHEREAS, pursuant to a license agreement ("License Agreement") effective the 30th day of March, 2001 between Angiometrx and IA, IA granted to Angiometrx an exclusive worldwide license to use, manufacture and sell products covered by Patent No. 5,275,169 entitled "Apparatus and Method for Determining Physiologic Characteristics of Body Lumens" issued January 4, 1994.

AND WHEREAS, Angiometrx and IA amended the License Agreement in April 2003 to revise the minimum royalty schedule, and in June 2005, agreed to a second amendment of the License Agreement to revise the minimum royalty schedule and the duration of the agreement.

AND WHEREAS, Angiometrx has developed certain technology for determining physiologic characteristics of body lumens ("Angiometrx Technology") that may, or may not, infringe upon the Licensed Patents.

AND WHEREAS, Angiometrx and IA wish to enter into a third amendment of the License Agreement. The purpose of this amendment is to provide for a lower royalty rate to be paid by Angiometrx, elimination of the minimum royalty payments by Angiometrx, and to provide a royalty to IA for products manufactured or sold by Angiometrx that utilize the Angiometrx Technology that may, or may not, infringe upon the patents of IA.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Angiometrx and IA agree as follows:

1. **Definitions:**

Article 1 is amended to add the following:

1.16 "Angiometrx Technology" shall mean technology as described in International Patent Application (PCT) No. PCT/CA2006/001591 and US Patent Application No. 11/235,803 both entitled "Apparatus and Method for Determining Physiologic Characteristics of Body Lumens".

2. **Paragraphs 3.1 of the License Agreement is amended to read:**

Within Sixty (60) days following the end of a Calendar Year, Angiometrx shall pay to IA a royalty of:

(a) For Net Sales through the Calendar Year ending December 31, 2012, four percent (4%) of Net Sales earned during the just-ended Calendar Year on sales by Angiometrx, Angiometrx Affiliates and Angiometrx Licensees of Licensed Products or products utilizing the Angiometrx Technology in jurisdictions where there is or has previously been a Valid Licensed Claim as defined in paragraph 1.15.

(b) For Net Sales through the Calendar Year ending December 31, 2012, two percent (2%) of Net Sales earned during the just-ended Calendar Year on sales by Angiometrx, Angiometrx Affiliates and Angiometrx Licensees of Licensed Products or products utilizing the Angiometrx Technology in jurisdictions where there had not previously been a valid Licensed Claim as defined in paragraph 1.15.

(c) For Net Sales for the Calendar Year beginning January 1, 2013 and extending through the Calendar Year ending December 31, 2020, two percent (2%) of Net Sales earned during the just-ended Calendar Year on sales by Angiometrx, Angiometrx Affiliates and Angiometrx Licensees of Licensed Products or products utilizing the Angiometrx Technology in jurisdictions where there had previously been a Valid Licensed Claim as defined in paragraph 1.15.

(d) For Net Sales for the Calendar Year beginning January 1, 2013 and extending through the Calendar Year ending December 31, 2020, one percent (1%) of Net Sales earned during the just-ended Calendar Year on sales by Angiometrx, Angiometrx Affiliates and Angiometrx Licensees of Licensed Products or products utilizing the Angiometrx Technology in jurisdictions where there had previously NOT been a Valid Licensed Claim as defined in paragraph 1.15.

3. **Amendment to Remove Minimum Royalty Payment.**

The parties agree that the minimum royalty payments set forth in paragraph 3.4 of the License Agreement are hereby deleted from the agreement between the parties, and Angiometrx shall have no obligation to pay further minimum royalties, effective September 30, 2006.

The parties agree that Angiometrx shall pay no royalties upon any Licensed Products or products utilizing the Angiometrx Technology sold by Angiometrx prior to April 1, 2007, other than the minimum royalties that have been previously paid to IA through September 30, 2006.

4. The term of the License Agreement set forth in paragraph 4.1 of the License Agreement is amended to read:

Term. Unless terminated earlier under other provision of this Agreement, this Agreement shall remain in effect through the Calendar Year 2020 and the payment of any royalties for Calendar Year 2020.

Following the expiration of the full term of the agreement, Angiometrx shall have a fully paid-up royalty-free, exclusive worldwide license to make, have made, use and sell Licensed Products consistent with paragraphs 2.2, with respect to Licensed Patents, Technology or Improvements, provided that all royalties have been paid and Angiometrx is not otherwise in breach of this Agreement as of such date, and the Angiometrx sublicenses are not then in breach of their sublicenses.

5. The termination provisions of the License Agreement set forth in paragraph 4.2 of the Licensed Agreement are deleted. Except as set forth in paragraph 4.3, the agreement shall remain in full force and effect through Calendar Year 2020 and the payment of royalties for Calendar Year 2020.

6. The Surviving Provisions of paragraph 4.4 are modified as follows:

The provisions of paragraphs 3.1, 3.2, 3.3, 3.7, 3.8, 4.4, 4.5, 6.1, 6.2, 6.3, 6.4, 7.1, 11.3 and 11.2 shall survive the termination of this Agreement. The provisions of paragraphs 3.2, 3.3, 3.7, 3.8, 4.4, 4.5, 6.1, 6.2, 6.3, 6.4, 7.1, 11.3 and 11.2 shall survive the expiration of this Agreement.

7. The Liability Upon Termination provisions of paragraph 4.5 are amended to read as follows:

4.5 Liability Upon Termination: Upon termination of this Agreement, the License granted to Angiometrx shall also terminate, as will the sublicenses of any Angiometrx Licensees, and Angiometrx and the Angiometrx Licensees shall:

(a) Continue to pay all royalty payments as set forth in paragraph 3.1 upon Net Sales of Licensed Products or Licensed Technology, and continue to pay all royalty payments as set forth in paragraph 3.1 upon Nets Sales of Angiometrx Technology.

(b) Immediately cease all use of the Technology, Improvements and Licensed patents, and the production, use and sale of Licensed Products.

(c) Immediately cease representing themselves as authorized licensees of IA and its Technology.

8. Notice.

a. Paragraph 11.4 of the License Agreement shall be amended to show Innovation Associates Catheter Company, LLC address as follows:

Innovation Associates Catheter Company, LLC
3409 167th Avenue SE
Bellevue, WA 98008
USA
Attn: Kerry Lawrence
Fax: 425-462-9682

And further shall be amended to show Angiometrx Inc. address as follows:

Angiometrx, Inc.
13700 Mayfield Place, Suite 2135
Richmond, British Columbia V6V 2E4
Canada
Attn: Alexei Marko
Fax: 604-270-4384

9. License Agreement Remains in Effect

a. IA and Angiometrx confirm that the License Agreement, the First Amendment and Second Amendment are and remain in full force and effect, subject to the amendments set forth in this Agreement.

b. All capitalized terms used herein and not defined herein will have the meanings set forth in the License Agreement.

This Agreement will be effective from the Effective Date.

ACKNOWLEDGED and AGREED as of the date and year first above written.

ANGIOMETRX, INC.

Per: [signature]

Authorized Signatory

Name of Signatory: Alexei J. Marko

Title of Signatory: President

Date: Jan 19, 2007

LICENSE AGREEMENT

This License Agreement (this "Agreement"), effective as of the 30th day of March, 2001 (the "Effective Date"), is made

BETWEEN:

Angiometrx Inc.
554 - 2660 Oak Street
Vancouver, British Columbia, V6H 3Z6
Canada
(**"Angiometrx "**)

AND:

Innovation Associates Catheter Company, LLC
1450 - 114th Avenue Southeast
Suite 205
Bellevue, Washington, 98004-6934
United States of America
(**"IA"**)

WHEREAS, IA has acquired the ownership of a certain measurement system, commercially known as "Metricath" or sometimes "MetriCath", which is used to measure the size and wall compliance of blood vessels and other body lumens and passageways and more particularly described and claimed in US Patent No. 5,275,169 entitled "Apparatus and Method for Determining Physiologic Characteristics of Body Lumens," issued January 4, 1994, and all continuations, continuations-in-part, divisional, reissues and corresponding foreign patent applications and patents and other applications based in part or in whole thereon.

AND WHEREAS, Angiometrx desires to obtain from IA an exclusive, worldwide license to use, manufacture and sell products covered by the Patent and also desires the option to purchase outright all rights to "Metricath" as described above.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Angiometrx and IA agree as follows:

LICENSE AGREEMENT

ARTICLE 1. DEFINITIONS

The following terms are defined as follows:

1.1 "Angiometrx Affiliate" shall mean any entity that directly or indirectly, controls, is controlled by, or is under common control with Angiometrx and for such purpose an entity shall be deemed to control Angiometrx if it controls 50% or more of the voting securities of Angiometrx, and an entity shall be deemed to be controlled by Angiometrx if Angiometrx controls 50% or more of the voting securities of such entity , and "IA Affiliate" shall mean any entity that directly or indirectly, controls, is controlled by, or is under common control with IA and for such purpose an entity shall be deemed to control IA if it controls 50% or more of the voting securities of IA, and an entity shall be deemed to be controlled by IA if IA controls 50% or more of the voting securities of such entity.

1.2 "Angiometrx Licensee" shall mean an entity to which Angiometrx has granted a sublicense of the Technology, Improvements, Licensed Patents, or Licensed Products under a sublicense agreement as contemplated in this Agreement.

1.3 "Assets" shall mean all right, title and interest in the Licensed Patents, the Technology and the Improvements.

1.4 "Calendar Quarter" shall mean any of the four three-month periods that respectively begin on January 1, April

1, July 1, and October 1 inclusive and end on March 31, June 30, Sept 30, and December 31 inclusive.

1.5 "Calendar Year" shall mean the one-year period beginning January 1.

1.6 "Effective Date" shall be the date so identified at the top of the first page of this Agreement.

1.7 "Commercial Sale" shall mean the exchange, sale, or disposal of a Licensed Product (as later defined) by Angiometrx, an Angiometrx Affiliate, or an Angiometrx Licensee for value to a non-Angiometrx Affiliate for its normal intended use (excluding supply of prototypes or otherwise for research purposes).

1.8 "Improvements" shall mean all modifications, variations, revisions, and subsequent generations of the Technology (as later defined) made by IA prior to the Effective Date, dealing with the subject matter or claims of Licensed Patents, or any part thereof.

1.9 "License Fee" shall mean the one-time payment of US$30,000 by Angiometrx to IA upon the execution of this Agreement, as set forth in paragraph 2.1.

1.10 "Licensed Patents" shall mean any patents and patent applications filed before the Effective Date on behalf of IA or its employees claiming Technology or Improvements, and any United States or foreign patent now issued or hereafter issuing on any such patent application, as set out in the list of IA patent applications and patents attached hereto and incorporated herein as Appendix A.

1.11 "Licensed Product" shall mean any device or method incorporating, employing or made by a process employing or practicing the Technology, Improvements or Licensed Patents.

1.12 "Net Sales" shall mean the total amount invoiced by Angiometrx, Angiometrx Affiliates, and Angiometrx Licensees from the Commercial Sale of Licensed Products less the following amounts:

(a) monetary discounts or rebates actually allowed or granted to customers,

(b) monetary credits or allowances actually granted upon claims or returns regardless of the party requesting the return,

(c) separately invoiced freight charges paid for delivery,

(d) royalties paid to Third Parties for the right to use intellectual property that is essential and required to produce Licensed Products, as a substitute for

the Licensed Patents and Technology, due to the fact that the Licensed Products would otherwise infringe the rights of such Third Parties, and

(e) any tax, duty, or other government charge on the sale, transportation, or delivery of Licensed Products that is separately stated on an invoice, unless in the nature of a value added tax, in which case it need not be separately stated.

The parties acknowledge that Licensed Products may be sold in combination with a therapeutic catheter system containing one or more balloons. Hence, where a Licensed Product is sold in combination with a therapeutic catheter system containing one or more balloons (e.g., angioplasty and/or stent delivery balloons), Net Sales shall be one hundred percent (100%) of the amount invoiced for the combination product. By way of example only, Net Sales of a US$300 angioplasty balloon containing a Licensed Product would be US$300; Net Sales of a US$500 stent delivery balloon catheter containing a Licensed Product would be US$500. In the event that a Licensed Product is sold in combination with one or more intra-arterial devices (e.g., a stent) proprietary to Angiometrx or a third party and such combination as a whole is not claimed as a Valid Licensed Claim, Net Sales shall be one hundred percent of the amount typically invoiced for the Licensed Product sold without the intra-arterial device. Again, by way of example only, if a US$500 stent delivery catheter that is a Licensed Product is sold with a US$1500 stent, Net Sales would be US$500 provided the combination as a whole is not claimed by a Valid Licensed Claim.

If there is an as yet unforeseen set of circumstances regarding the computation of Net Sales, the parties shall meet to discuss in good faith the appropriate computation of such Net Sales. In the event the parties are unable to resolve any disagreement, it shall be resolved by arbitration pursuant to Article 11.12 of this Agreement.

1.13 "Technology" shall mean all inventions, know-how, technical data, design, flow charts, models, concepts, ideas, methods, processes, machines, software, firmware and discoveries, related to intraluminal measurements owned by IA as at the Effective Date, and as more specifically set out in Appendix "B".

1.14 "Third-Party" shall mean any entity or person other than IA, Angiometrx, an Angiometrx Affiliate, or an Angiometrx Licensee.

1.15 "Valid Licensed Claim" shall mean a claim of:

(a) an issued, unexpired Licensed Patent which has not been held invalid in an unappealed or unappealable final decision rendered by a court or other governmental body of competent jurisdiction, or

(b) a pending patent application that has been, or claims priority from a patent application that has been, pending for five (5) or fewer years, it being understood however that in the event a patent issues from a patent application within the scope of this subparagraph 1.15(b) after the five (5) year period, the provisions of subparagraph 1.15(a) shall apply.

ARTICLE 2. GRANT

2.1 Payment of License Fee. Upon the execution of this Agreement by both parties, Angiometrx shall immediately pay the License Fee to IA.

2.2 Grant. Subject to the condition that Angiometrx has paid the License Fee to IA, IA grants to Angiometrx and Angiometrx accepts an exclusive, worldwide license to use the Technology, Improvements and Licensed Patents and to make, have made, use and sell Licensed Products, in compliance with the terms and conditions of this Agreement, such license being transferable only in accordance with the terms of this Agreement.

2.3 Sublicensing. Angiometrx may grant to an Angiometrx Licensee a sublicense to use the Technology, Improvements and Licensed Patents and to make, have made, use and sell Licensed Products, in compliance with the terms and conditions of this Agreement including without limitation the royalties payable to IA, subject to:

(a) IA approving in writing in advance such Angiometrx Licensee and sublicense, such approval to be at the sole discretion of IA; and

(b) Angiometrx remaining responsible to IA for all royalties accruing from the use of the Technology, Improvements, and Licensed Patents and all making, having made, use of and selling of

Licensed Products conducted by the Angiometrx Licensee.

Any sublicense or other rights to use the Technology, Improvements and Licensed Patents or to make, have made, use and sell Licensed Products which are granted without the prior written approval of IA shall be null and void.

ARTICLE 3. ROYALTIES AND REPORTS

3.1 Earned Royalty. Within 60 days following the end of a Calendar Year, Angiometrx shall pay to IA a royalty of:

(a) six percent (6%) of Net Sales earned during the just-ended Calendar Year on the sale by Angiometrx, Angiometrx Affiliates and Angiometrx Licensees of Licensed Products which are the subject of a Valid Licensed Claim

(b) in each jurisdiction where there has been Commercial Sale of a Licensed Product that is not the subject of a Valid Licensed Claim, three percent (3%) of Net Sales earned during the just-ended Calendar Year on the sale by Angiometrx, Angiometrx Affiliates and Angiometrx Licensees of such Licensed Products, for a period of five (5) years from the date of the first Commercial Sale in such jurisdiction, and

(c) three percent (3%) of Net Sales earned during the just-ended Calendar Year on the sale by Angiometrx , Angiometrx Affiliates and Angiometrx Licensees of Licensed Products that would have infringed at least one claim in a Licensed Patent granted in the jurisdiction in which the purchaser or Seller of the Licensed Product resides but for the fact that the Licensed Patent expired within the last five years;

provided however that subparagraphs 3.1(a), 3.1(b) and 3.1(c) are mutually exclusive with respect to each Licensed Product and no sale of a Licensed Product will attract a royalty pursuant to more than one of subparagraphs 3.1(a), 3.1(b) and subparagraph 3.1(c). Angiometrx shall be responsible for payment to IA for all royalties accruing from the use of the Technology, Improvements, and Licensed Patents and all making, having made, use of and selling of Licensed Products conducted by Angiometrx Affiliates and Angiometrx

Licensees as set out in this Agreement. If any portion of the royalties due for any Calendar Year are not paid to IA within 60 days following the end of the Calendar Year, then such royalties shall immediately be deemed to increase by US$ 5,000.

3.2 No Duplication. Royalties shall be paid only once under the applicable provisions of Paragraph 3.1 with respect to a single Licensed Product for which royalties are payable, regardless of the number of Valid Licensed Claims covering a Licensed Product or the number of times the Licensed Product has been transferred, and no royalties will accrue upon the transfer of a Licensed Product between Angiometrx and an Angiometrx Affiliate, but shall accrue on the subsequent transfer of the Licensed Product by the Angiometrx Affiliate to a Third Party or an Angiometrx Licensee.

3.3 Royalty-Free Transactions. Except as set forth in paragraph 3.1 and 3.4, Angiometrx may conclude any other transaction without accruing royalty obligations.

3.4 Minimum Royalty. Notwithstanding any other provision of this Agreement, Angiometrx agrees to pay a minimum quarterly royalty to IA on March 31, June 30, Sept 30, and December 31 which shall be the minimum quarterly royalty set forth in Table 1 herein below that corresponds to each Calendar Quarter concluded during the term of this Agreement, without deduction, reserve or setoff. If any minimum quarterly royalty due for any Calendar Quarter is not paid to IA by its due date, then such minimum quarterly royalty shall immediately be deemed to increase by US$ 5,000 (the "Bonus Amount"). Minimum quarterly royalties paid in each Calendar Year (excluding the Bonus Amounts) shall be credited against the actual royalties payable for such Calendar Year pursuant to Paragraph 3.1

Table 1

Calendar Year Beginning	Minimum Quarterly Royalty
January 1, 2001	US$0
January 1, 2002	US$0 (Q1)
US$10,000 (Q2, Q3,Q4)	
January 1, 2003	US$18,750
January 1, 2004	US$25,000
January 1, 2005 to January 1, 2009	US$62,500
January 1, 2010 to End of License	US$0

3.5 No Minimum Performance. Payments by Angiometrx of the amounts set forth in Paragraph 3.4 are in lieu of any effort or responsibility on the part of Angiometrx to achieve any specified level of sales of Licensed Products at any time during the term of this Agreement.

3.6 Remedies for Non-Payment of Minimum Royalties. Subject to Paragraph 4.3, after December 31, 2001, failure of Angiometrx to pay IA at least the applicable minimum quarterly royalties shall be deemed to terminate the Agreement, the license and all sublicenses granted pursuant to Article 2 to Angiometrx and Angiometrx Licensees

3.7 Records. Angiometrx shall keep complete and accurate records of all of its own Licensed Product sales and those of Angiometrx Licensees, with respect to which royalties are payable according to this Agreement, as well as all sublicenses, and Angiometrx shall render to IA a written report setting forth such sales and amount of royalty accrued based on such sales and sublicenses, within sixty (60) days after the end of each Calendar Year.

3.8 Audits. At IA's expense, IA shall have the right at any time to engage an independent public accountant acceptable to and approved by Angiometrx , which approval shall not be unreasonably withheld, which accountant, upon executing a reasonable confidentiality agreement, shall have access to Angiometrx 's and, where applicable, to each of the Angiometrx Affiliates' and Angiometrx Licensees' books and records, in each case, during normal business hours for the purpose of verifying Licensed Product sales, sublicenses, the royalties payable, and the payment of royalties as provided for in this Agreement. If as a result of any such examination it is determined that the royalties due hereunder exceed the royalties actually paid by more than 5%, then Angiometrx agrees to reimburse IA for the cost of such independent public accountant. This right may not be exercised more than once in any Calendar Year.

ARTICLE 4. TERM AND TERMINATION

4.1 Term. Unless terminated earlier under other provisions of this Agreement, this Agreement shall remain in effect in each jurisdiction for the later of:

(a) five years after the expiration of the last to expire Licensed Patent in such jurisdiction, and

(b) five years from the date of the first Commercial Sale in such jurisdiction of a Licensed Product that is not the subject of a Valid Licensed Claim (the "Term").

Following the expiration of the full Term in each such jurisdiction, Angiometrx shall have in such jurisdiction a fully paid-up, royalty-free, exclusive, worldwide license to make, have made, use and sell the Licensed Products consistent with paragraph 2.2, with respect to Licensed Patents, Technology, or Improvements, provided that all royalties have been paid and Angiometrx is not otherwise in breach of this Agreement as of such date and the Angiometrx Licensees are not then in breach of their sublicenses

4.2 Termination. Angiometrx may terminate this Agreement by giving:

(a) sixty (60) days' prior written notice to IA, in the event that a First Commercial Sale has not occurred as of the date of notice of termination, or

(b) one hundred eighty (180) days' prior written notice to IA, in all other instances

and concurrently paying all royalties accrued but unpaid as of such date of termination, upon which termination the license granted to Angiometrx under this Agreement will also terminate, as will the sublicenses of any Angiometrx Licensees.

4.3 Material Breach. If either party to this Agreement materially defaults or materially breaches the terms of this Agreement other than by reason of force majeure, the other party shall have the right to terminate this Agreement by giving written notice to that effect to the defaulting party thirty (30) days in advance of the date of termination specified in the notice. However, if the default or breach is corrected or made good by the party receiving notice within thirty (30) days after the notice of termination has been received, this Agreement shall not be cancelled but shall remain in full force and effect.

4.4 Surviving Provisions. The provisions of paragraphs 3.7, 3.8, 4.4, 4.5, 6.1, 6.2, 6.3, 6.4, 7.1, 11.3 and 11.12 shall survive the expiration or termination of this Agreement.

4.5 Liability upon Termination: Upon the termination of this Agreement for any reason, the license granted to Angiometrx under this Agreement will also terminate, as will the sublicenses of any Angiometrx Licensees, and Angiometrx and the Angiometrx Licensees shall:

(a) pay to IA within 60 days any royalty accrued but unpaid on Net Sales pursuant to paragraph 3.1; including minimum royalties pursuant to paragraph 3.4 on a pro rata basis, and furthermore, Angiometrx shall not owe to IA any royalty, minimum royalty, or other remuneration that IA might have received in future under this Agreement if it had not been terminated,

(b) immediately cease all use of the Technology, Improvements and Licensed Patents, and the production, use and sale of Licensed Products,

(c) immediately cease representing themselves as authorized licensees of IA and its Technology,

(d) immediately return to IA those items specified in Appendix "B" , and shall disclose all improvements and new developments to the Technology made by Angiometrx during the term of this Agreement and supply representative samples, prototypes or other material embodiments of them to IA.

ARTICLE 5. OPTION TO PURCHASE

5.1 Option. For the period of time commencing 36 months after the Effective Date and ending upon the termination or expiration of this Agreement (the "Option Period"), Angiometrx shall have a one-time option ("Option") to purchase from IA its ownership interests in all the Assets, such purchase being effected at Angiometrx's sole discretion by way of assignment, provided that all royalties have been paid and Angiometrx is not otherwise in breach of this Agreement as of the date of exercise of the option and if all of the shares held by the persons who were shareholders of Angiometrx at the Effective Date have been sold by those shareholders to a third party or third parties dealing at arms-length with those shareholders.

5.2 Valuation. From time to time during the Option Period, Angiometrx may advise in writing IA that it wants to value the Assets and IA's ownership interests in the Assets as at the date that Angiometrx so advises IA. For a period of 30 days, commencing at least 30 days from the date that Angiometrx so advises IA, the parties will negotiate in good faith toward establishing the value of the Assets and IA's ownership interests in the Assets . If the

parties fail to agree upon the value of the Assets and IA's ownership interests in the Assets , and upon Angiometrx placing in the trust account of IA's attorneys US$ 100,000 as security (the "Security") for the costs of IA as set forth in paragraph 5.3 below and completion of the purchase, then they shall engage in binding arbitration as set out in paragraph 11.12 to establish the value of the Assets and IA's ownership interests in the Assets no later than 180 days from the date that Angiometrx initially requested the valuation. In no event shall the arbitrator establish a value of IA's ownership interests in the Assets that is less than US $5,000,000.

5.3 Completion and No Re-Valuation. Within 60 days from the date that IA's ownership interests in the Assets have been valued by agreement or arbitration in accordance with paragraph 5.2, Angiometrx shall exercise its Option to purchase IA's ownership interests in the Assets at that value, in which event the Security will be applied against the purchase price. If Angiometrx fails to exercise the Option and pay the full purchase price within 60 days from the date that IA's ownership interests in the Assets have been valued:

(a) all the Security shall be forfeited as liquidated damages to IA, and

(b) this Agreement shall thereupon terminate.

ARTICLE 6. CONFIDENTIALITY

6.1 Confidentiality. All confidential material provided by one party to the other shall be marked as such and maintained as confidential during the Term and for a period of three (3) years following termination of this Agreement. Confidential material may be used only for the purposes of the Agreement. The receiving party shall guard all such confidential information as if it were its own. Notwithstanding the foregoing, the receiving party shall be relieved of the confidentiality obligations herein and shall not be prevented by this Agreement from utilizing any information received by it from the disclosing party if:

(a) the information was previously known to the receiving party as evidenced by prior written documentation;

(b) the information is or becomes generally available to the public through no fault of the receiving party, including information disclosed as a result

of publications and/or laying open for inspection by the public or any patent applications that the disclosing party may file; or

(c) the information is acquired in good faith in the future by the receiving party from a Third Party who is not under an obligation of confidence.

This paragraph 6.1 shall supersede any and all prior agreements executed by the parties with respect to confidentiality.

6.2 Restriction of Distribution of this Agreement. IA shall not distribute this Agreement to any person other than those personnel or agents of IA who have a need to know its contents and whose knowledge of its contents will facilitate performance of the obligations of the parties under the Agreement, other than as may be required in medical emergency, or by law, regulation or judicial order.

6.3 No Publicity. Except to comply with regulatory obligations, neither party will originate any publicity, news release, or other public announcement, written or oral, to the public press or broadcast media, relating to this Agreement, to any amendment hereto or to performance hereunder of the existence of an arrangement between the parties without the prior written approval of the other party.

6.4 Remedies. The parties recognize that a breach of confidence may result in damages to the parties that would not be adequately compensated for by monetary award. Accordingly, the parties agree that in the event of any such breach of confidence, in addition to all the remedies available at law or in equity, the damaged party shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement. Nevertheless, the parties agree that a breach of confidence will not be sufficient grounds to terminate this Agreement.

ARTICLE 7. PROTECTION OF PATENT RIGHTS AND PROPRIETARY DATA

7.1 Technology and Improvements. Angiometrx and IA agree that:

(a) all Technology and Improvements conceived or reduced to practice by IA after the Effective Date

shall be the property of IA, subject to all rights granted to Angiometrx hereunder; and

(b) all discoveries, inventions, know-how, technical data, design, flow charts, models, concepts, ideas, methods, processes, machines, manufactures, compositions of matter, software, firmware and all improvements, modifications, variations, revisions, and subsequent generations thereof either made by or for Angiometrx shall be the exclusive property of Angiometrx.

7.2 New Patent Applications. Where applicable for new patent applications on the Technology, Angiometrx may select those countries or patent offices where it wishes to have patents filed or maintained in IA's name, at Angiometrx' sole expense. IA makes no representation or warranty that any such new patent application will yield enforceable patent rights in any country.

7.3 Patent and Application Costs. Promptly upon receiving an invoice or retainer request for patent attorney services or patent translation services relating to the Licensed Patents that have been or will be performed after the Effective Date or for patent attorney disbursements, patent translation disbursements, patent maintenance fees or patent office fees that have been or will be incurred related to the Licensed Patents after the Effective Date, IA shall advise Angiometrx of the particulars of such invoice or retainer, and Angiometrx shall promptly pay to IA such invoice or retainer. In the event IA elects not to continue to pay any such fees for any patent or any patent application in any country, it shall provide Angiometrx with 90 days advance notice of this election and shall execute all documents and perform all actions reasonably necessary such that Angiometrx may directly make such payments on behalf of IA

7.4 Patent Marking. Angiometrx and its Affiliates shall endeavor in accordance with the laws and regulations of the country in which Licensed Products are sold or distributed, to mark such Licensed Product, or if not practicable, the container for such Licensed Product, with proper patent marking.

ARTICLE 8. PATENT INFRINGEMENT

8.1 Sharing Knowledge. IA and Angiometrx shall each give prompt notice to one another of any infringement of a

Licensed Patent by Third Parties as may come to their knowledge.

8.2 Angiometrx 's Right to Sue. Angiometrx shall have the right to pursue legal action against infringement of a Licensed Patent by Third Parties, but any such infringement action shall be taken within 90 days of notice of infringement to Angiometrx . Failure by Angiometrx in prosecuting an infringement action shall not give rise to a claim on the part of IA against Angiometrx in respect to such failure. Angiometrx shall bear all costs of any such suit but IA shall cooperate with Angiometrx and provide such non-monetary assistance as Angiometrx may reasonable request in connection with such action. IA shall have the right to provide monetary assistance during the suit, in an amount up to 6% of all legal costs, at its sole discretion. Any recovery of damages by Angiometrx for any such suit shall be applied:

(a) first in satisfaction of any legal costs incurred by Angiometrx and monies contributed by IA to the legal costs for the suit, allocated in proportion to their respective contributions to the legal costs, and

(b) the balance remaining from any recovery shall be allocated in proportion to the parties respective contributions to the legal costs of the suit

8.3 IA 's Right to Sue. If Angiometrx has not, within the time period set forth in Paragraph 8.2 brought suit for infringement, IA may, at its option, bring suit for infringement. Failure by IA in prosecuting an infringement action shall not give rise to a claim on the part of Angiometrx against IA in respect to such failure. If IA brings such suit, it shall bear its own costs but Angiometrx, if requested by IA, shall cooperate with IA and provide such non-monetary assistance as IA may reasonably request in connection with such action. Angiometrx may also provide monetary assistance during the suit. Any recovery of damages by IA for any such suit shall be applied:

(a) first in the satisfaction of any legal costs incurred by IA and monies contributed by Angiometrx to the legal costs for the suit allocated in proportion to their respective contributions to the legal costs, and

(b) the balance remaining from any recovery shall be allocated in proportion to the parties' respective contributions to the legal costs of the suit .

8.4 Litigation Assistance. In the event that Angiometrx chooses to prosecute an action for infringement of a Licensed Patent under Paragraph 8.2 but cannot do so in its own name, IA agrees to sign and give to Angiometrx , within thirty (30) days after a request by Angiometrx and the provision of a complete indemnity and hold harmless agreement, all necessary documents in order for Angiometrx to prosecute such infringement in the name of IA. Upon Angiometrx 's request and at Angiometrx 's expense for all expenses and costs incurred by IA, IA also agrees to reasonably cooperate in the prosecution of such infringement.

8.5 Litigation Costs. The costs of litigation referred to in this Article 8 shall include but not be limited to such out-of-pocket expenses as court costs and court fees, reasonable travel expenses, reasonable charges for the professional services of outside counsel and experts, and the time that Angiometrx 's or IA's regular employees devote to such litigation.

ARTICLE 9. REGULATORY FILING

9.1 Angiometrx 's Obligations. Angiometrx shall file the appropriate documents and pay the costs needed to gain approval from regulatory agencies for rights to market Licensed Products in countries in which Angiometrx desires to market Licensed Products.

9.2 IA's Obligations. At all times during the term of the Agreement, IA, at Angiometrx 's expense, will cooperate with Angiometrx in satisfying the requirements of all laws of other nations, Canadian, provincial, federal, state and local laws as such laws relate to obtaining approval to make, have made, use and sell Licensed Products. Angiometrx shall be solely responsible for such requirements and approvals, and IA shall have no liability to Angiometrx or Angiometrx Licensees if such requirements are not met or approvals are not granted for any reason.

9.3 Product Marking. Neither party shall use the trademarks of the other party, unless such other party has given its prior written approval for such use. In no event will either party be considered to have obtained any license under any

trademarks, and each party agrees that there is no license to any such trademarks, whose control over their use shall remain with their owner .

ARTICLE 10. REPRESENTATIONS AND WARRANTS

10.1 Representations and Warranties of IA. IA represents and warrants to Angiometrx that as of the Effective Date:

(a) the execution, delivery or performance of this Agreement will not constitute a violation of, be in conflict with, or result in a breach of, any agreement, or contract to which it is a party or to which it is bound;

(b) it has the full right and authority to enter into this Agreement, and to perform its obligations hereunder;

(c) this Agreement is a valid and legally binding obligation of IA, and is enforceable according to its terms;

(d) the execution, delivery, and performance of this Agreement have been duly authorized by the management of IA;

(e) IA is the exclusive owner of all right, title and interest in and to the Licensed Patents and has the sole and exclusive right to license the Licensed Patents;

(f) IA has not currently granted to any other person or entity, any right, license or privilege to the Licensed Patents;

(g) there are no known outstanding obligations, licenses, agreements or outstanding claims of any kind or nature related to the Licensed Patents, or to the Technology or to the Improvements; and

(h) to the knowledge of IA no entity or person is infringing the Licensed Patents.

10.2 Representations and Warranties of Angiometrx . Angiometrx represents and warrants to IA that as of the Effective Date:

(a) the execution, delivery or performance of this Agreement will not constitute a violation of, be in conflict with, or result in a breach of, any agreement, or contract to which it is a party or to which it is bound;

(b) it has the full right and authority to enter into this Agreement, and to perform its obligations hereunder;

(c) this Agreement is a valid and legally binding obligation of Angiometrx , and is enforceable according to its terms; and

(d) the execution, delivery, and performance of this Agreement have been duly authorized by the management of Angiometrx .

10.3 Undertakings by Angiometrx . Except as otherwise expressly provided herein, Angiometrx makes no representation or warranty that Angiometrx or any Angiometrx Affiliate will market any Licensed Product.

ARTICLE 11. GENERAL PROVISIONS

11.1 Relationship. Nothing in this Agreement will make or be construed to make IA and Angiometrx partners or agents of each other or to create any other relationship by which the acts of any party may bind the others or result in any liability to the other.

11.2 Currency. All monetary amounts set forth in this Agreement are denominated in United States Dollars unless otherwise specified.

11.3 Indemnification.

(a) IA shall indemnify, defend and hold harmless Angiometrx , its trustees, directors, officers, employees, representatives and agents from, and against any and all claims, suit, losses, damages, costs, fees and expenses (including attorney's fees), and other liabilities asserted by third parties, both governmental and non-governmental, resulting from or arising out of:

(i) any misrepresentation contained herein or breach of any warranty made herein by IA, or

(ii) any breach, violation or non-performance of any covenant, condition or agreement in Agreement by IA.

(b) Angiometrx shall indemnify, defend and hold harmless IA and its partners from and against any and all claims, suits, losses, damages, costs, fees and expenses (including attorney's fees), and other liabilities asserted by third parties, both

governmental and non-governmental, resulting from, in connection with or arising out of:

(i) any misrepresentation contained herein or breach of any warranty made herein by Angiometrx ,

(ii) any breach, violation or non-performance of any covenant, condition or agreement in this Agreement by Angiometrx , or

(iii) the advertising, manufacture, sale, distribution or use of a Licensed Product by Angiometrx or an Angiometrx Affiliate, unless IA has made the Licensed Product for Angiometrx or its Affiliate.

11.4 Notice. Any notice, request, demand or other communication of any kind whatsoever to be given under this Agreement shall be in writing and shall be delivered by hand or by fax to the parties at their following respective addresses:

If to Angiometrx :

Angiometrx Inc.
554 - 2660 Oak Street
Vancouver, British Columbia, V6H 3Z6
Canada
Attn: President
Facsimile: 604-875-5329

If to IA:

Innovation Associates Catheter Company, LLC
c/o Kerry C. Lawrence
1450 - 114th Avenue Southeast
Suite 205
Bellevue, WA 98004-6934
Attn: Kerry C. Lawrence
Facsimile: (425) 455-2332
mailto:

or to such other addresses as may be given in writing by the parties hereto in the manner provided for in this paragraph, and the party sending such notice should request acknowledgement of delivery and the party receiving such notice should provide such acknowledgement. Notwithstanding whether or not a request for acknowledgement has been made or replied to,

whether or not delivery has actually occurred will be a question of fact. If a party can prove that delivery was made as provided for above, then it will constitute delivery for the purposes of this Agreement whether or not the receiving party acknowledged receipt.

11.5 Entire Understanding. This Agreement represents the entire understanding between IA and Angiometrx with respect to the subject matter in this Agreement, and supersedes any and all implied or express understandings, agreements or obligations between the parties with respect thereto whether written or oral.

11.6 Integration. It is the mutual desire and intent of Angiometrx and IA to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertaking as provided herein. Both Angiometrx and IA acknowledge and agree that:

(a) no representation or promise not expressly contained in this Agreement has been made by the other hereto or by any of its agents, employees, representatives or attorneys;

(b) such Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, covering the subject matter hereof, other than those which are set forth expressly in this Agreement; and

(c) each party has had the opportunity to be represented by counsel of its own choice in this matter, including the negotiations that preceded the execution of this Agreement.

11.7 Severability and Reform. In the event any part, term, provision or provisions of this Agreement shall be inoperable either by operation of law or otherwise, the remainder of this Agreement shall remain in full force and effect, and the parties shall negotiate in good faith to revise the provision in question to accomplish the original intent of the parties.

11.8 No Outstanding Agreements. Each party agrees that it will not while this Agreement is in force, enter into any written or oral agreements in conflict with this Agreement.

11.9 Assignment. The rights and obligations in and to this Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors, and assigns. Neither party may assign the Agreement without prior written approval of the other party.

11.10 Force Majeure. Neither party shall be liable for failure to perform as required by any provision of this Agreement, excluding monetary obligations, where such failure results from a cause beyond such party's control such as acts of God, regulation or other acts of civil or military authority, required approval of government bodies, fires, strikes, floods, epidemics, quarantine restrictions, riot, delays in transportation and inability due to causes beyond such party's control to obtain necessary labor, materials, or manufacturing facilities. In the event of any delay attributable to any of the foregoing causes, the time for performance affected thereby shall be extended for a period equal to the time lost by reason of such delay, however, the obligation to pay royalties, including minimum royalties, shall not in any way be suspended or extended in any manner.

11.11 Waiver. Failure of a party to enforce at any time for any period any of the provisions of this Agreement shall not be construed to be a waiver of such provision or the right of such party thereafter to enforce each such provision.

11.12 Arbitration. If a dispute rises between the parties which in any way relates to the entering into of this Agreement or the validity, construction, meaning, enforceability, termination, or performance or breach of the Agreement or any of its provisions; or the intent of the parties in entering into this Agreement, or any of its provisions, or the invalidity or infringement of any patents, it shall be settled by binding arbitration in accordance with the Arbitration Rules of the Intellectual Property Panel of the American Arbitration Association with a panel of one (1) arbitrator. Where arbitration is undertaken pursuant to Article 5, the form of the arbitration shall be binding baseball arbitration. A judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof and any decision by such arbitrator shall be final. Such arbitration shall be conducted in Seattle, Washington. The successful party in such arbitration, in addition to all other relief provided, shall be entitled to an award of all its reasonable costs and expenses, including reasonable attorney's fees arising out of or relating to the arbitration or any proceeding to compel arbitration or enforce the arbitration award.

11.13 Choice of Law. This Agreement shall be construed, and the legal relations between the parties determined in accordance with the laws of the State of Washington,

except that the Patent Arbitration Rules of the American Arbitration Association and the Federal Arbitration Act, Title 9, United States Code, shall apply to all matters that arise out of arbitration pursuant to Paragraph 11.12.

11.14 Headings. The captions of the Articles, Sections, and Paragraphs hereof are not a part of this Agreement, but are included merely for convenience and reference only, and shall not effect the meaning or interpretation hereof.

11.15 Counterparts. This Agreement may be executed and delivered by facsimile, in two or more counterparts, each of which shall be deemed to be an original, and together shall constitute one and the same instrument.

In witness whereof, the parties have entered into this Agreement by their duly authorized representatives:

ANGIOMETRX INC.
per: ______________________________
Authorized Signatory
Name of Signatory: __________________
Title of Signatory: ___________________
Date: _____________________________

INNOVATION ASSOCIATES CATHETER COMPANY, LLC
per: ______________________________
Authorized Signatory
Name of Signatory: __________________
Title of Signatory: ___________________
Date: _____________________________

APPENDIX "A"
TO THE LICENSE AGREEMENT
made between ANGIOMETRX and IA

Title	Inventor	Application No. Filing Date	Patent No. Issue Date	Status Remarks
Apparatus & method for determining physiologic	Afromowitz, M. Wolthuis, Roger Mitchell, Gordon	2130255 12/29/92		Pending Priority (Cntry, Appl No, Date): US 822032 01/15/92 Exam fee paid. Annuity Due: 12/29/01 Exam due 12/29/99; completed due 12/29/96; completed Annuity due 12/29/95 (ext. to 06/29/96) ; completed 10/25/95 Annuity due 12/29/96 (ext. to 06/29/97) ; completed 09/13/96 Annuity due 12/29/97 (ext. to 06/29/98) ; completed 11/25/97 Annuity due 12/29/98 (ext. to 06/29/99) ; completed 10/23/98 Annuity due 12/29/99 (ext. to 06/29/00) ; completed 11/16/99 Annuity due 12/29/00 (ext. to 12/29/01) ; completed 12/18/00
Apparatus & method for determining physiologic	Afromowitz, M. Wolthuis, Roger Mitchell, Gordon	93902783.5 12/29/92		Pending Priority (Cntry, Appl No, Date): US 822032 01/15/92
Apparatus & method for determining physiologic	Afromowitz, M. Wolthuis, Roger Mitchell, Gordon	93902783.5 12/29/92	0632709	Pending Priority (Cntry, Appl No, Date): US 822032 01/15/92 Publication no. 0632709 Designating: DE GB FR IT NL SE If any countries are dropped, see addit. screen & tell RD Annuity Due: 12/29/01 Annuity due 12/29/95 (ext. to 06/29/96) ; completed 10/25/95 Annuity due 12/01/96 (ext. to 06/01/97) ; completed 09/13/96 Annuity due 12/29/96 (ext. to 06/29/97) ; completed 09/13/96 Annuity due 12/29/97 (ext. to 06/29/98) ; completed 11/25/97 Response due 11/23/98 completed 10/27/98 Annuity due 12/29/98 (ext. to 06/29/99) ; completed 10/23/98 Response due 07/09/99 completed 07/02/99 Response due 09/09/99 completed 08/27/99 Annuity due 12/29/99 (ext. to 06/29/00) ; completed 11/16/99 Annuity due 12/29/00 (ext. to 06/29/01) ; completed 12/18/00 Response due 02/12/01 completed 02/07/01 Response due 04/12/01 Annuity due 12/29/01 (ext. to 06/29/02) ;
Apparatus & method for determining physiologic	Afromowitz, M. Wolthuis, Roger Mitchell, Gordon	93902783.5 12/29/92		Pending Priority (Cntry, Appl No, Date): US 822032 01/15/92
Apparatus & method for determining physiologic	Afromowitz, M. Wolthuis, Roger Mitchell, Gordon	93902783.5 12/29/92		Pending Priority (Cntry, Appl No, Date): US 822032 01/15/92
Apparatus & method for determining physiologic	Afromowitz, M. Wolthuis, Roger Mitchell, Gordon	93902783.5 12/29/92		Pending Priority (Cntry, Appl No, Date): US 822032 01/15/92
Apparatus & method for determining physiologic	Afromowitz, M. Wolthuis, Roger Mitchell, Gordon	93902783.5 12/29/92		Pending Priority (Cntry, Appl No, Date): US 822032 01/15/92
Apparatus & method for determining physiologic	Afromowitz, M. Wolthuis, Roger Mitchell, Gordon	92/11247 12/29/92		Nat'l Phase Priority (Cntry, Appl No, Date): US 822032 01/15/92 DESIGNATING AU CA JP EP (AT BE CH DE DK ES FR GB GR IE IT LU MC NL PT SE)
Apparatus & method for determining physiologic	Afromowitz, M. Wolthuis, Roger Mitchell, Gordon	93902783.5 12/29/92		Pending Priority (Cntry, Appl No, Date): US 822032 01/15/92
Apparatus & method for determining physiologic	Afromowitz, M. Wolthuis, Roger Mitchell, Gordon	07/822032 01/15/92	5275169 01/04/94	Issued Priority (Cntry, Appl No, Date): US 822032 01/15/92 4yr. m.fee paid 6/20/97; 4yr. m.fee statement 7/97; Maint. Fee (3-1/2 yrs.) due 07/04/97; completed Maint. Fee (7-1/2 yrs.) due 07/04/01 Maint. Fee (11-1/2 yrs.) due 07/04/05

APPENDIX "B"
TO THE LICENSE AGREEMENT
made between ANGIOMETRX and IA

1. One prototype MetriCath system complete with Toshiba T2130 laptop computer and compiled software. Prototype comprises hardware as listed in Metrilab Inc. memorandum dated September 21, 1996.

2. One prototype MetriCath system as described in 1., provided without laptop computer and without associated compiled software.

3. Prototype MetriCath intravascular measurement catheters (2 lumen catheter with 3.6 mm measurement balloon ("Arrow prototypes") and 3 lumen catheter with 3.2 mm measurement balloon ("Cordis prototypes")).

4. Technical documentation related to MetriCath prototype hardware.

5. Miscellaneous catheter tubing and balloons. Miscellaneous hardware for use with MetriCath prototypes including carrying case, precision syringes, extension lines, spare pressure transducer and printer paper.

6. Summary results of animal testing using MetriCath prototypes.

LICENCE AMENDMENT AGREEMENT

KCL

This Licence Amendment Agreement (this "Agreement"), effective as of the ~~30th~~ 28th KCL day of April, 2003 (the "Effective Date"), is made

BETWEEN:

Angiometrx Inc.
107 – 1099 W 8th Avenue
Vancouver, British Columbia V6H 1C3
Canada
("Angiometrx")

AND:

Innovation Associates Catheter Company, LLC
1450 – 114th Avenue Southeast
Suite 205
Bellevue, Washington, 98004-6934
United States of America
("IA")

WHEREAS, pursuant to a license agreement (the "License Agreement") effective the 30th day of March, 2001 between Angiometrx and IA, IA granted to Angiometrx an exclusive worldwide license to use, manufacture and sell products covered by Patent No. 5,275,169 entitled "Apparatus and Method for Determining Physiologic Characteristics of Body Lumens" issued January 4, 1994.

AND WHEREAS, Angiometrx and IA wish to amend the License Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Angiometrx and IA agree as follows:

1. Amendments to delay minimum royalty schedule by one year subject to initiation by Angiometrx of a First Clinical Study using the Licensed Product.

1.1 The parties hereby agree to delay by one year the increase in minimum royalties for each year after 2002 such that the minimum quarterly royalties in paragraph 3.4 of the License Agreement are amended to read as follows:

Calendar Year Beginning	Minimum Quarterly Royalty
January 1, 2003	US$10,000
January 1, 2004	US$18,750
January 1, 2005	US$25,000
January 1, 2006 to January 1, 2010	US$62,500
January 1, 2011 to end of license	US$0

1.2 The term of the License Agreement shall be increased by one year, such that subparagraphs (a) and (b) in paragraph 4.1 of the License Agreement are amended to read:

(a) six years after the expiration of the last to expire Licensed Patent in such jurisdiction, and

(b) six years from the date of first Commercial Sale in such jurisdiction of a Licensed Product that is not the subject of a valid Licensed Claim (the "Term")

1.3 IA shall agree to allow Angiometrx to delay payment of the minimum quarterly royalty (US$10,000) due for the first quarter of 2003 ("Q1-2003") without penalty or being considered in breach of the License Agreement provided this payment is delivered to IA in full on or before December 31, 2003. If this payment is not delivered to IA on or before this revised due date, Angiometrx will be considered to have breached the License Agreement as described in paragraph 3.4 and related articles of the original License Agreement and will have the associated opportunities to cure this breach.

1.4 The amendments to the License Agreement described in paragraphs 1.1, 1.2 and 1.3 of this Agreement are contingent on Angiometrx commencing a First Clinical Study using the Licensed Product and enrolling at least one patient in this First Clinical Study on or before July 31, 2003. Angiometrx shall provide IA with timely notice as to the status of this study and the enrollment of the first patient. The First Clinical Study is defined as a study:

(i) performed according to a defined protocol and suitable for publication or presentation at a medical forum; and

(ii) performed at a recognized clinical centre by a practicing physician; and

(iii) involving evaluation of the Licensed Product ("Metricath") during its use in a human subject.

1.5 In the event that Angiometrx does not initiate this First Clinical Study and enroll at least one patient in this First Clinical Study on or before July 31, 2003, as detailed in paragraph 1.4 of this Agreement, IA may by delivering written notice to Angiometrx on or after July 31, 2003 terminating the amendments to the License Agreement described in paragraphs 1.1, 1.2 and 1.3 of this Agreement. In the event of such termination:

(i) all royalty minimums to IA shall become due and payable immediately as would normally have been incurred by Angiometrx based on the terms of the original License Agreement; and

(ii) the original License Agreement shall be still in effect; and

(iii) Angiometrx shall not incur penalties or be considered in breach of the License Agreement provided all associated amounts due and payable to IA are delivered to IA within ten (10) days of Angiometrx receiving said written notice of IA's intent to terminate the amendments described in paragraphs 1.1, 1.2 and 1.3 of this Agreement.

2. Amendments to delay minimum royalty schedule by a second year subject to initiation by Angiometrx of a Second Clinical Study using the Licensed Product.

2.1 The parties hereby agree to delay by a second year the increase in minimum royalties for each year after 2002 such that the minimum quarterly royalties in paragraph 3.4 of the License Agreement are amended to read as follows:

Calendar year beginning	Minimum Quarterly Royalty
January 1, 2003	US$10,000
January 1, 2004	US$10,000
January 1, 2005	US$18,750
January 1, 2006	US$25,000
January 1, 2007 to January 1, 2011	US$62,500
January 1, 2012 to end of license	US$0

2.2 The term of the License Agreement shall be increased by a second year, such that subparagraphs (a) and (b) in paragraph 4.1 of the License Agreement are amended to read:

(a) **seven years** after the expiration of the last to expire Licensed Patent in such jurisdiction, and

(b) **seven years** from the date of first Commercial Sale in such jurisdiction of a Licensed Product that is not the subject of a valid Licensed Claim (the "Term")

2.3 The amendments to the License Agreement described in paragraphs 2.1 and 2.2 of this Agreement are contingent on the following:

(a) Angiometrx commencing a First Clinical Study using the Licensed Product and enrolling at least one patient in this First Clinical Study on or before July 31, 2003 as described in paragraph 1.4 of this Agreement and otherwise completing its obligations as defined in the License Agreement and the amendments described in paragraphs 1.1, 1.2, 1.3 and 1.4 of this Agreement; and

(b) Angiometrx commencing a Second Clinical Study using the Licensed Product and enrolling at least one patient in this Second Clinical Study on or before December 31, 2003. Angiometrx shall provide IA with timely notice as to enrollment of the first patient in the contemplated Second Clinical Study. This Second Clinical Study is defined as a study:

(i) performed according to a defined protocol and suitable for publication or presentation at a medical forum; and

(ii) performed at a recognized clinical centre by a practicing physician; and

(iii) involving evaluation of the Licensed Product ("Metricath") during its use in a human subject; and

(iv) distinct from the First Clinical Study by way of (a) having a different protocol, or (b) a different lead investigator, or (c) being performed at a different clinical centre.

2.4 If any of the conditions described in paragraph 2.3 of this Agreement are not satisfied, the amendments to the License Agreement described in paragraphs 2.1 and 2.2 of this Agreement shall not be implemented and the License Agreement shall remain in its original form except as may have been amended under the paragraphs 1.1, 1.2, 1.3, 1.4 and 1.5 of this Agreement.

3. Notice

3.1 Paragraph 11.4 of the License Agreement will be amended to show Angiometrx's address as follows:

Angiometrx Inc.
107 – 1099 W 8th Avenue
Vancouver, British Columbia V6H 1C3
Canada
Attn: President
Fax: 604-742-3812

4. License Agreement Remains in Effect

4.1 IA and Angiometrx confirm that the License Agreement is and remains in full force and effect, subject to the amendments set forth in this Agreement.

5. Definitions

5.1 All capitalized terms used herein and not defined herein will have the meanings set forth in the License Agreement.

This Agreement will be effective from the Effective Date.

ACKNOWLEDGED and AGREED as of the date and year first above written.

ANGIOMETRX INC.

Per: [signature]

Authorized Signatory

Name of Signatory: Alexei Marko

Title of Signatory: President & CEO

Date: April 28, 2003

LICENSE AMENDMENT AGREEMENT

This License Amendment Agreement (this "Agreement"), effective as of the 29th day of June, 2005 (the "Effective Date"), is made

BETWEEN:

Angiometrx Inc.
107 – 1099 W 8th Avenue
Vancouver, British Columbia V6H 1C3
Canada
("Angiometrx")

AND:

Innovation Associates Catheter Company, LLC
11061 NE 2nd St.
Suite 250
Bellevue, Washington, 98004-5810
United States of America
("IA")

WHEREAS, pursuant to a license agreement (the "License Agreement") effective the 30th day of March, 2001 between Angiometrx and IA, IA granted to Angiometrx an exclusive worldwide license to use, manufacture and sell products covered by Patent No. 5,275,169 entitled "Apparatus and Method for Determining Physiologic Characteristics of Body Lumens" issued January 4, 1994.

AND WHEREAS, Angiometrx and IA amended the License Agreement in April 2003 to revise the minimum royalty schedule.

AND WHEREAS, Angiometrx and IA wish to enter into a second amendment of the License Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Angiometrx and IA agree as follows:

1. Amendments to delay minimum royalty schedule by two years at the request of Angiometrx.

1.1 The parties hereby agree to delay by two years the increase in minimum royalties for each year after 2004 such that the minimum quarterly royalties in paragraph 3.4 of the License Agreement are amended to read as follows:

Calendar Year Beginning	Minimum Quarterly Royalty
January 1, 2005	US$18,750
January 1, 2006	US$18,750
January 1, 2007	US$25,000
January 1, 2008 to January 1, 2012	US$62,500

January 1, 2013 to end of license	US$0

1.2 The term of the License Agreement shall be increased by two years, such that subparagraphs (a) and (b) in paragraph 4.1 of the License Agreement are amended to read:

(a) **eight years** after the expiration of the last to expire Licensed Patent in such jurisdiction, and

(b) **eight years** from the date of first Commercial Sale in such jurisdiction of a Licensed Product that is not the subject of a valid Licensed Claim (the "Term");

and subparagraphs 3.1 (b) and 3.1 (c) of the License Agreement are amended to read:

(b) in each jurisdiction where there has been Commercial Sale of a Licensed Product that is not the subject of a Valid Licensed Claim, three percent (3%) of Net Sales earned during the just-ended Calendar Year on the sale by Angiometrx, Angiometrx Affiliates and Angiometrx Licensees of such Licensed Products, for a period of **eight (8)** years from the date of the first Commercial Sale in such jurisdiction, and

(c) three percent (3%) of Net Sales earned during the just-ended Calendar Year on the sale by Angiometrx, Angiometrx Affiliates and Angiometrx licensees of Licensed Products that would have infringed at least one claim in a Licensed Patent granted in the jurisdiction in which the purchaser resides but for the fact that the Licensed Patent expired within the last **eight** years.

1.3 Angiometrx having paid to IA the sum of $25,000 in the first quarter of 2005 and $25,000 in the second quarter of 2005, IA hereby agrees to allow Angiometrx to make payment of the sum of $6,250 as payment of the minimum quarterly royalty due for the third quarter of 2005 ("Q3-2005") without penalty or being considered in breach of the License Agreement provided this payment is delivered to IA in full on or before September 30, 2005.

2. Notice

2.1 Paragraph 11.4 of the License Agreement will be amended to show Innovation Associates Catheter Company, LLC address as follows:

Innovation Associates Catheter Company, LLC.
11061 NE 2nd St., Suite 250
Bellevue, WA 98004
USA
Attn: Kerry Lawrence
Fax: 425-462-9682

3. License Agreement Remains in Effect

3.1 IA and Angiometrx confirm that the License Agreement and First Amendment are and remain in full force and effect, subject to the amendments set forth in this Agreement.

4. Definitions

4.1 All capitalized terms used herein and not defined herein will have the meanings set forth in the License Agreement.

This Agreement will be effective from the Effective Date.

ACKNOWLEDGED and AGREED as of the date and year first above written.

ANGIOMETRX INC.

Per: ______________________

Authorized Signatory

Name of Signatory: Alexei Marko

Title of Signatory: President, Angiometrx Inc.

Date: July 8, 2005

INNOVATION ASSOCIATES CATHETER COMPANY, LLC

Per: ______________________

Authorized Signatory

Name of Signatory: Kerry C. Lawrence

Title of Signatory: CEO

Date: 7/5/2005